UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
September 7, 2007

REMOTEMDX, INC.
(Exact name of registrant as specified in its charter)

Commission File No. 0-23153

Utah	87-0543981
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

150 West Civic Center Drive
Suite 400
Sandy, Utah 84070
(Address of principal executive offices, Zip Code)

Registrant's telephone number, including area code: (801) 563-7171

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

RemoteMDx, Inc. Subsidiary Announces City of
Fresno, California Police Department Offender
Tracking Contract

On September 7, 2007 RemoteMDx, Inc. (the “Registrant”) announced that its subsidiary, SecureAlert, Inc. (“SecureAlert”), had secured a contract with the City of Fresno, California Police Department (“Fresno”) for the provision of offender tracking services.  Fresno is implementing a comprehensive program of controlling crime in its community by electronically monitoring offenders.  Fresno has chosen SecureAlert to be its preferred vendor in tracking and rehabilitating these offenders.  They have focused their efforts in four specific areas:  gang violence, juvenile offenders, sex predators and domestic violence.  Since each of these four areas have their own distinctive characteristics, each area will commence with a pilot that will work through the procedures and protocols of the program followed by a major roll out in each area.  After the completion of the pilot program, the project expects to be expanded to include in excess of 2,500 offenders and could generate over $6 million per year in revenues to SecureAlert.

SecureAlert offers a unique combination of a 24 hour, seven-day-a-week monitoring center that incorporates patented technology that combines GPS global positioning which locates offenders wherever they may be, two-way voice communications, and application-specific software, all packaged in one compact, tamper-resistant device worn by the offender.  SecureAlert offers to agencies a turnkey service including equipment, real-time monitoring and training.  The responsible enforcement agency is able to direct SecureAlert’s monitoring center to establish parameters of movement by offenders or known predators and any breach in the pre-established rules by each offender triggers an alarm.  At any time, day or night, professionally trained agents of SecureAlert, Inc. are able to communicate in real time with the offender through the device’s built-in interactions capability.  Additionally, agents are able to summon police if necessary.

Since January of 2007 nearly 200 law enforcement agencies throughout the United States have contracted with SecureAlert for its product and services.  Currently SecureAlert has in excess of 8,000 units that have either been sold or leased pursuant to its monitoring service.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REMOTEMDX, INC.

By: /s/ David G. Derrick
David G. Derrick, Chief Executive Officer

Date: September 7, 2007